Exhibit 99.2

Operator

Ladies and gentlemen, thank you for standing by; and welcome to the WMS Industries fiscal fourth-quarter and full-year financial results conference call. During the presentation, all participants will be in a listen-only mode. Afterwards, you’ll be invited to participate in the question-and-answer session. (Operator instructions) As a reminder, today’s conference call, August 9, 2006, is being recorded. I would now like to turn the conference over to Bill Pfund, vice president of investor relations for WMS Industries. Please go ahead, sir.

Bill Pfund - WMS Industries, Inc. - VP, General Counsel and Secretary

Thank you, operator. Welcome to WMS’ fiscal 2006 fourth quarter and full-year results conference call. As many of you know, this is my first investor conference call since joining WMS in May. I am very excited by the WMS opportunities and prospects, and am pleased to be a part of its future. In the days and months ahead, I look forward to meeting and speaking with you individually.

Here with me today are Brian Gamache, our President and Chief Executive Officer; Scott Schweinfurth, Executive Vice President and Chief Financial Officer, and Orrin Edidin, Executive Vice President and Chief Operating Officer. Before we start, I would like to review our safe harbor language.

Today’s call contains forward-looking statements concerning the outlook for WMS and future business conditions. These statements are based on currently available information and involve certain risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward-looking statements depending on the factors described under “Item 1. Business -Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2005, and in our more recent reports filed with the SEC. The forward-looking statements made on this call and web cast, the archived version of the web cast, and any transcripts of this call are only made as of this date, August 9, 2006.

Now let me turn the call over to Brian.

Brian Gamache - WMS Industries, Inc. - President and CEO

Thank you, Bill. Let me start by sharing with you my perspective of the financial results for our fourth quarter and fiscal year. For the June quarter, net income increased 30% on a 10% growth in total revenue. Our revenue was in line with the guidance we provided in May, despite a challenging environment for replacement sales in North America. Importantly, we are continuing to balance current growth with investments in gaming operations, technology advancements, new product launches, server-based gaming development initiatives and process improvement projects, to ensure a solid foundation for future recurring revenues and growing profitability. Altogether, this resulted in diluted earnings per share increasing 27% to $0.28 per diluted share.

For the fiscal year, net income increased 57%, and diluted earnings per share increased 52%, on a 16% gain in total revenue demonstrating the significant operating leverage in our business model. Plus, our annual cash flow from operations was $94 million, a very considerable improvement compared to fiscal 2005 when we used $4 million for operating activities. Our full-year growth in revenue, earnings per share and cash flow from operations are among the strongest in the industry. These measures, when viewed in light of the market which presented minimal expansion opportunities over the last twelve months, are a true testament to the hard work, dedication and ingenuity of every WMS employee and our ability to launch innovative, higher-earning products for all areas of the slot floor.

Specifically, our year-over-year growth overcame marketplace challenges created by a lower replacement cycle in North America, the impact from last summer’s Gulf Coast Hurricanes, and the unanticipated Russian regulatory transition. In fact, if you exclude Gulf Coast and Russia new unit sales from both fiscal 2005 and fiscal 2006, our new unit sales increased nearly 15%, a clear indication that we are achieving market share gains across our full line of products.

One final comment on the year-over-year impact of the Russian and Gulf Coast sales: the lost opportunity of these sales, which we estimate had an aggregate revenue impact of $40-to-$45 million for fiscal 2006, would indicate that we would likely have met the top-end of our original guidance, which contemplated sales to these markets. Notwithstanding these obstacles, we had a great year and entered fiscal 2007 with a full pipeline of products and content - arguably the best in our company’s history, and a solid financial foundation.

Allow me call out a few of the many notable achievements in fiscal 2006 in the areas of new games, technology and process improvements that contributed to WMS’ growth, and which we believe will be important elements in continuing that growth as we head into fiscal 2007.

First, we achieved noteworthy success in our participation business. The installed participation business grew 20%, the percentage mix of progressive units in the installed base grew from 47% from 16% and, we had a 17% improvement in average revenue per day to $57.04. With an installed base of nearly 8,000 participation and daily fee gaming machines and our deep pipeline of exciting new games as we head into fiscal 2007, we believe we are well positioned to achieve continued participation revenue growth throughout fiscal 2007. In the past twelve months, we nearly doubled our wide-area progressive (WAP) installed base thanks to the accelerated rollout of our new POWERBALL® gaming machines and, with the success of Jackpot Party Progressive™ our LAP units grew to 21% of our installed base or 1,495 units compared to zero just a year ago. The success of both WAP and LAP products drove the significant improvement in average daily revenue and because both products generate higher daily gross profit dollars than our stand-alone participation units, they have been and will continue to be key drivers in our overall profit improvement.

Second, the strength of both our content and game play innovations continues to help drive ship share gains in both our for-sale products and in our participation footprint. This is clearly reflected by our average selling price point, which reached a record $12,381 in the fourth quarter. Our customers appreciate and benefit from the value-added performance generated by our focus on Player Driven Innovation™. In fiscal 2006, we not only achieved record average selling prices, but we also believe that we built our ship share to a level that is approximately double our estimated existing share of the aggregate domestic slot floor. Our game development teams are incented to create imaginative products that incorporate great entertainment value and they consistently deliver on that front. In fact, we launched our new 5-reel mechanical reel games under the Hot Hot Super Jackpot™ brand name, in late May, just ahead of the Memorial Day Weekend. In a little over five weeks, we shipped more than 700 of these gaming machines, including multiple reorders from satisfied customers; and we have over 1,000 of these gaming machines on open order.

Third, we managed the business effectively. In aggregate, research and development and selling and administration expenses increased by $12 million year over year, of which $9 million related to the new accounting standard for non-cash share based payment costs from the adoption of SFAS No. 123R. On a $63 million increase in revenue, we only had a $3 million increase in these costs, excluding the incremental share-based payment costs.

As an organization, WMS today is increasingly focused on improving processes to improve operating margins. Ongoing initiatives, such as our LeanSigma efforts, our actions to improve procurement and strategic sourcing, and a host of other similar activities throughout the Company give me confidence that we will continue to drive further enhancements to both our gross profit and operating margins, even as we reinvest capital to generate and sustain future growth. For the year ahead, we are confident that we will continue to generate improved margins while supporting R&D investments in advanced technology, such as the commercialization of server-based gaming systems and products.

Important to our improvement process is ensuring that we have a strong and highly talented management team. During fiscal 2006, we made some significant enhancements to our team with the intent to enhance our customer focus. I’d like to welcome Bill Pfund to WMS, as both Scott and I look forward to being able to now spend more time running the business and exploring growth strategies. Patty Barten, our senior vice president of manufacturing, who joined us a year ago with over 20 years of experience at Motorola, is leading the charge on our LeanSigma transformation and she is leading process improvement efforts throughout the Company. She has already made dramatic progress in her short time at WMS, and has brought a higher level of leadership to our executive team. More recently, Ken Lochiatto joined us from a 22-year career at GE as our new senior vice president of sales operations, and along with sales operations, we have combined our gaming operations business under his leadership. Ken has a wealth of expertise in improving processes and efficiencies, which will lead to increased shareholder value in the quarters ahead. Recently, we hired a new CIO, who is expected to join us in the coming weeks. I am highly confident that we now have the pieces in place to take WMS to the next level on our journey to greatness.

From an operating standpoint, fiscal 2006 with its healthy increase in net income and free cash flow generation was a remarkable year for WMS. Our growth is laudable and I am particularly proud of the way the Company reacted to challenges in the market place in order to maximize existing opportunities.

Let me turn the call over to Scott to review our financial performance in more detail.

Scott Schweinfurth - WMS Industries, Inc. - EVP and CFO

Thanks Brian, and good afternoon everyone. Today, WMS reported diluted earnings per share of $0.28 for the fiscal fourth quarter compared with $0.22 for the prior year quarter.

Total revenue at $122.7 million for the June 2006 quarter increased 10%, or $11.1 million, compared to the prior year; and was within the expected revenue range that we had provided at the beginning of the quarter. Product sales revenue increased slightly year-over-year to $81.2 million. A 15% increase in the average selling price of new gaming units to $12,381, principally due to higher sales of premium priced products, including over 700 of our new 5-reel mechanical reel-spinning gaming machines, offset a decline in new unit shipments to 5,609 units. This new unit decline of 643 units reflects an absence of shipments to the Russian market in the June 2006 quarter, compared to the 795 new units shipped to Russia in the prior-year quarter, while sales to other markets expanded. In addition, an increase in revenue from sales of used gaming machines and conversion kits offset a decline in other product sales revenues.

Of the total new units sold in the June 2006 quarter, 22% were to non-North American markets and new unit sales in North America actually increased slightly from the prior year period. We shipped 555 games into Gulf Coast casino properties in the quarter, and will ship additional units in the coming quarter. Domestically WMS shipped 1,272 conversion kits in the June quarter compared to 1,126 conversion kits in the prior year period. We shipped over 1,600 used gaming machines in the June 2006 quarter compared to 860 in the June 2005 quarter.

We generated strong revenue from gaming operations in the June quarter, which grew 28%, or $9.2 million, year over year. This reflects an 18% higher average installed base and a 12% increase in the average revenue per day. At June 30, the total installed base reached a record 7,085 units, and with an additional 794 daily fee games, we are close to a total of almost 8,000 recurring revenue gaming machines installed at year end.

The average revenue per day from participation games increased to $60.75 for the June 2006 quarter, a 7% quarterly sequential improvement. This largely reflects the 256% growth in WAP and LAP gaming machines in the installed base during fiscal 2006. In aggregate, WAP and LAP gaming machines represented approximately 47%, or 3,359 units, of the Company's total participation installed base at June 30, 2006, up from approximately 16% a year ago. At June 30, 2006, the LAP product base consisted of almost 1,400 Jackpot Party Progressive games and just over 100 POWERBALL LAP units that are in jurisdictions where we do not operate a WAP system. This compares to zero LAP units at June 30, 2005. Reflecting the successful commercial launch of the POWERBALL WAP gaming machines near the end of the third quarter, the overall WAP installed base nearly doubled year-over-year to 1,864 units at June 30, 2006. Our POWERBALL product installed base at June 30, 2006 was over 1,000 units consisting of almost 900 WAP units and just over 100 LAP units, With strong demand driving the POWERBALL gaming machine rollout, more than 800 units were installed during the quarter.

Gross profit, excluding depreciation expense, increased $7.2 million, or 13%, to $64.0 million for the June 2006 quarter from $56.8 million in the prior year. The gross margin on product sales revenues was 42.2% compared to 41.7% for the year-ago quarter. This improvement reflects the benefit from a greater mix of premium-priced products, the higher average sales price of new units and lower incremental inventory write-offs, as the June 2005 quarter included net inventory writedowns of $3.0 million pre-tax, partially offset by higher sales of low-margin used gaming machines. The used gaming machine revenues impacted product sales gross margin by 210 basis points in the June 2006 quarter.

Gross margin from gaming operations was 71.6 million in the June 2006 quarter compared with 73.4% a year ago. The decrease in gaming operations gross margin largely reflects the impact of a greater mix of lower-margin WAP games and increased jackpot expense, partially offset by the growth in the installed base of our higher-margin Jackpot Party Progressive LAP units which, as a WMS brand, incur no royalty expense.

Research and development expenses, inclusive of $0.5 million and $0.1 million of share-based payment expense in the June 2006 and 2005 quarters, respectively, increased $0.9 million to $12.7 million compared to $11.8 million in the prior year period. The year-over-year increase in research and development expenses is due to recent headcount additions, particularly reflecting a ramp-up in the product development group focused on our server-based gaming initiatives and higher share-based payment expense due the adoption of SFAS No. 123R.

Selling and administrative expenses increased $4.2 million to $23.3 million in the June 2006 quarter compared to $19.1 million a year ago, inclusive of $1.8 million and $1.7 million in share-based payment expense in the June 2006 and 2005 fiscal fourth quarters, respectively. In addition, in the June 2006 quarter, we incurred higher payroll related costs, reflecting headcount increases added throughout fiscal 2006, and higher marketing, promotion and distribution expenses for the accelerated roll-out of both POWERBALL and Hot Hot Super Jackpot gaming machines, due to the strong early demand for these products.

The June 2006 depreciation and amortization expense increased 5% year over year to $14.7 million compared with $14.0 million a year ago. For the quarter ended June 30, 2006, $26.3 million of capital expenditures were invested to grow and support the installed base of gaming operations participation machines, primarily as a result of the accelerated rollout of POWERBALL units.

Interest and other income or expenses, net was $1.7 million of income in the June 2006 quarter compared with an expense of $0.9 million a year ago. During the fiscal fourth quarter of 2006, the Company received business interruption insurance proceeds of $1.0 million, representing an initial reimbursement for losses arising from Hurricane Katrina. We continue to pursue the balance of our claim but can’t at this time estimate what further payments might be received or the timing of any receipt. The Company has not recorded and will not record any amount for unreimbursed business interruption claims until an agreement has been reached with the claims adjuster as to the amount of the recovery.

The estimated effective tax rate for the June 2006 quarter increased to 33% from 30% a year ago, reflecting the increased income in 2006, lower export sales deductions and lower utilization of tax credits, as a result of the December 31, 2005, expiration of the research tax credit.

We ended the year with a strong balance sheet. Cash and cash equivalents were $53 million, including $14 million of restricted cash for progressive jackpots. We have used, subsequent to period end, just over $20 million of this cash to close on our acquisition of Orion Gaming in early July 2006. Cash provided by operating activities in the June 2006 quarter totaled $28 million compared with $26 million a year ago. For the full year, cash provided by operating activities increased by $98 million year over year, and exceeded cash used in investing activities by $9 million.

Receivables increased by $7 million sequentially relative to March 31, 2006, largely reflecting the increased level of sales, extended financing terms provided to customers and the impact of having higher unit shipments in the third month of the quarter.

We continue to achieve significant improvement in inventory levels, as inventory turns increased 55% over last year’s comparable period. Despite the higher level of sales achieved, total inventory of $76 million as of June 30 2006 reflects a decrease of 27%, or $29 million year-over-year, and a decrease of $11 million from March 31, 2006. This substantial improvement is due to significant attention and focus being applied to improve our inventory management, while simultaneously optimizing our entire supply chain. We have initiatives underway that continue to improve our sourcing and procurement practices for materials used in Bluebird® gaming machines, and we are more effectively managing our utilization of legacy inventory. Legacy inventory at year end consisted of $7 million of raw material and $6 million of finished goods, which in total represent a year-over-year reduction of nearly 45%, or $10 million. We expect to achieve continuing reductions in the level of our Bluebird and legacy inventories throughout fiscal 2007.

We purchased approximately 182,000 shares of our common stock during the fiscal fourth quarter for a total consideration of approximately $4.7 million. For the full fiscal year 2006, we repurchased just over 400,000 shares for total consideration of approximately $10 million under the $20 million stock buyback program originally authorized by our Board of Directors in November 2005.

Now let me turn to our outlook for fiscal 2007. As you saw in this afternoon’s press release, we have initiated annual revenue guidance for fiscal 2007. Overall, in fiscal 2007 we expect to grow total revenue between 13% and 17% year over year to $510 to $528 million. This outlook includes the consolidation of our recent acquisition of Orion Gaming which we expect should generate over $15 million in incremental revenues; expected revenues from OEM and new unit sales to the Oklahoma and Mexican markets from our recently expanded relationship with Multimedia Games, sales of products and placement of participation machines to temporary casinos along the U.S. Gulf Coast, fulfillment of a previously announced order for 1,200 video lottery terminals and sales of gaming machines to new racinos in Florida. I want to be clear that the guidance provided today does not include any revenues from the Russian or Pennsylvania markets. However, with the pending resolution of legislative and regulatory issues, we are hopeful that we will begin to generate revenue from these two markets during fiscal 2007. As always, we will continue to review our guidance and may update it from time to time based on changes in our markets and operations.

Based on current marketplace trends and our plans, we believe our fiscal 2007 revenue growth will be driven equally by gains in gaming operations and product sales. This expected growth will reflect a higher mix of progressive games in our installed base, leading to further increases in average revenue per day, coupled with more modest growth in the installed base of participation games compared to the rate of growth achieved in fiscal 2006 and fiscal 2005. The expected higher mix of progressive games in the installed base mix is also expected to benefit operating profit.

We expect to achieve an increase in new unit sales, in addition to the contribution of unit sales from Orion Gaming. I would remind everyone that Orion, with its line of products selling at a lower average price than that of WMS’ product, will have the effect of lowering our expected average sales price during fiscal 2007. The fiscal 2007 revenue outlook reflects current open orders for over 10,400 new gaming machines and CPU-NXT® conversion kits and over 1,800 new gaming operations gaming machines and game theme conversions.

We expect an improvement in gross margin to 54% to 56% in fiscal 2006, including the impact of a higher mix of gaming operations revenues to total revenues. In addition, the implementation of recent initiatives to improve the responsiveness and effectiveness of our manufacturing processes through the utilization of LeanSigma process tools, coupled with additional supply chain improvements, are underlying factors that are expected to drive margin enhancement.

In fiscal 2007, we expect to spend $10 million more in our R&D spending for server-based gaming initiatives, and for new game development tools, technological advancements and innovation in game play, in order to continue to build our game library and enhance the productiveness of our development efforts. Based upon the expected revenue growth, we anticipate that these costs will increase as a percentage of revenues. As expenditures for selling and administrative activities are anticipated to increase more modestly, we expect that such costs will decline as a percentage of revenue. Overall, with higher revenues and improving gross margins, we expect continued expansion in our operating margin, even with additional spending on research and development initiatives.

Consistent with fiscal 2006, the progression of anticipated revenue in fiscal 2007 will increase sequentially throughout the year, with stronger gains expected in the second half of the fiscal year. Fiscal 2007 first-quarter revenue expectations of $108 to $112 million would modestly exceed the $104 million of revenues in the fiscal 2006 first quarter period, reflecting the historical seasonal influences both in Europe and in North America.

Let me turn the call over to Orrin for further commentary.

Orrin Edidin - WMS Industries, Inc. - EVP and COO

Thanks Scott. Fiscal 2006 was a great year for WMS with a record number of new games developed and successfully commercialized. In aggregate, more than 80 new game themes were approved and launched in North America.

In the fourth quarter, we launched our first five-reel mechanical product under the Hot Hot Super Jackpot series with three associated game themes. This product features WMS’ proprietary Bonus Bet™ feature promoting “more free spins more often.” When players bet the max lines, they can then choose to make a bonus bet to increase the probability of receiving the Hot Hot Super Jackpot bonus.

In participation games, POWERBALL continued its early momentum from the third quarter, with an ending installed base of over 1,000 units as Scott mentioned. Most of these installs represented incremental units, which is a very favorable trend. The games consistently outperform our other WAP series, with average revenues per day that are more than 25% above those series. With open orders for 350 POWERBALL games, we expect continued growth in the installed base as we continue to fulfill demand.

In addition to game refreshes for our existing WAP series, which will be launched throughout fiscal 2007, we have two new WAP series that we expected to launch in fiscal 2007. Reel Legends® in the December 2006 quarter and TOP GUN™ featuring the BOSE™ 3-Space Surround™ sound chair in the June 2007 quarter. Many of you were able to experience this TOP GUN™ product at last fall’s G2E show and an updated version of this product will be at this year’s show. We believe this kind of creativity and innovation will continue to drive footprint growth in fiscal 2007, while enhancing the average revenue per day in our gaming operations.

Our gaming operations revenues should also be enhanced by two new local-area progressive game series. With installations occurring shortly, the first introduction among our new LAP games is a low-denomination, multi-line, multi-coin video game based on the classic TV show - GREEN ACRES™. The launch of our Life of Luxury® game, which will be an addition to our Jackpot Party Progressive series, is also expected in the March 2007 quarter. With two major launches of local-area progressive games, we expect this category to drive growth in the installed base in fiscal 2007.

In our traditional five-reel, for-sale video games, our launch plans for fiscal 2007 include a greater number of themes than in fiscal 2006. With the increase in the installed base of Bluebird video games, we believe we have good opportunities to continue to grow our footprint along with refreshing the existing footprint with new game themes. Among the new products will be a branded series of games featuring a streamlined player interface with consistent sounds and award sequences. These games will offer various levels of interactivity, and are designed to appeal to the player segment that likes high volatility games.

Let me spend a minute and update you on our server-based gaming initiative. First, WMS’ development is solidly on track and on schedule. Our first commercial effort of Wide Area Game Enhanced Network™, or WAGE-NET™ product, is currently undergoing regulatory review, and we expect to launch the first phase of our server-based game initiative within 60 days- our MONOPOLY™ Big Event®. It will offer a first-of-its-kind true Community Gaming™ experience, where all eligible players win in the bonus round together. This product has a central server to control the shared communal play, and utilizes the enhanced graphics and game play of our CPU-NXT operating platform. Importantly, as many of you know, we have designed WAGE-NET so that it will support our casino customers’ existing investment in our Bluebird products, and yet enable them to begin to move towards the next level of gaming.

While only the first product from our phased launch approach, we believe Monopoly Big Event is a good example of our commitment to create imaginative and entertaining new products through technological advancements. While ensuring that we have the technology and the capabilities to distribute and interface our great content with all of the back-of-the-house systems inherent today in running an efficient casino, our primary emphasis remains on ensuring that our games have exciting entertainment appeal to players, which translates into high earnings performance for casino operators.

Overall, across our entire line-up of games, which now encompass all aspects of the slot floor, we will continue to pursue opportunities to invest in new brand and license opportunities for appealing game themes, in new areas that promise innovation and creative entertainment, and in the inventive technologies and IP that will continue to propel us forward in the marketplace.

In this regard, let me update you on the recently acquired Orion Gaming company. As you know, we closed on the acquisition of the Netherlands-based gaming company in early July, and their plans are incorporated into our fiscal 2007 outlook that Scott provided. Our integration is well under way led by a multi-disciplined team focused on development, procurement and manufacturing efficiencies, distribution and finance. Orion’s management team has not missed a beat in running their operations while integrating with ours. They are clearly excited about being part of WMS and we think this is a great fit for the company that will deliver all of the benefits discussed when we announced the deal. Indications are that international customers have responded favorably, and as we have previously noted, the acquisition of Orion will be neutral to slightly accretive to our financial performance for fiscal 2007.

Now let me turn the call back to Brian.

Brian Gamache - WMS Industries, Inc. - President and CEO

Thank you, Orrin. Fiscal 2006 was a year of noteworthy achievement for WMS, highlighted by our ability to deliver solid, double-digit growth, despite a challenging operating landscape. Our performance during this period was both solid and commendable, yet there remain several avenues for significant improvement that will drive continued growth in fiscal 2007 and beyond.

Most significant among these opportunities is the continued expansion and strengthening of our gaming operations business. The recurring revenue and strong cash flow from our participation machines remains a cornerstone of our drive to build sustainable shareholder value. In the year ahead, we will expand our base of installed machines, albeit more modestly than the last two years, as we have a much larger starting base from which to grow. Much of our emphasis will be on improving the mix of our base to a higher percentage of local-area and wide-area progressive games, which we expect will drive further increases in both our average revenue per day and in gross profit dollars.

Other key drivers to our earnings growth in fiscal 2007 will be the continued improvements we expect in our market penetration, gross profit margin and in leveraging the spending levels in R&D and SG&A. The process improvement initiatives we launched in fiscal 2006 are gaining traction and the benefits they will provide are visible and tangible. Not only will these programs lower unit costs, but they increase our ability to more quickly respond to customer needs and marketplace changes. In fiscal 2007, our goal is to achieve an industry-leading, four-week delivery time on the majority of our orders for standard product, which is about one-half the level of today’s lead time.

As we reap the benefit of expected strong cash flow derived from these and other initiatives, we will continue to aggressively reinvest in high-return growth opportunities by acquiring or licensing intellectual property and also return value to our shareholders through practices like share repurchases. As we announced today, our Board has increased the existing share repurchase authorization by an additional $15 million, resulting in a total of $25 million remaining available through the expiration date in August 2007. We believe there are substantial, exciting opportunities for WMS in the years ahead -- opportunities to grow and produce increasing cash flow that on a relative basis, exceed those of our major competitors. We have been and will continue to focus on increasing shareholder value. We are proud of our progress and will share more with you our future plans and success.

Now, we will be happy to take your questions. Operator.

QUESTION AND ANSWER

Operator: [Operator Instructions] Our first question comes from the line of Harry Curtis at J.P. Morgan. Please proceed with your question.

<Q - Harry Curtis>: Hi guys.

<A - Brian Gamache>: Hey, Harry.

<Q - Harry Curtis>: Quick question. In the Florida - or I'm sorry, in the Gulf Coast - what was - or do you think your share of the shipments of that market so far have been?

<A - Brian Gamache>: I think it's a little bit too early to determine that, Harry, based on the information that we're aware of today. But again, I think our market share has increased down there over previous levels from what our sales folks have told us. But again, I think our ship share down there is consistent with what our normal ship share has been over the last year which is in the 20% range.

<Q - Harry Curtis>: About 20%. Okay. And then sequentially on product sales, there was a decline in your margin yet the revenue was higher. I wonder if you could give us a sense of what caused that? Was that a mix issue?

<A - Scott Schweinfurth>: Yes. It is a bit of a mix issue. We're continuing to go through the sale of the used games business. As we reported, that had a 210 basis negative drag on the margins for the quarter. And we're hopeful that we're sort of seeing the end of the tunnel and getting through that.

<A - Brian Gamache>: To that point, Scott. Harry, I believe that we're probably in the seventh inning of our replacement cycle. And the good news is our inventory is down to a manageable number of $76 million. It was over $100 million a year ago at this time. So we are doing a better job of getting that legacy product out the door. But it is continuing to - again, if you add back that 250 basis points, we are in the mid 40s. But we would hope that over time that number will continue to increase.

<A - Scott Schweinfurth>: Well I think the initiatives that Patty Barten has underway from Lean Sigma and better utilizing the supply chain that we have, we're beginning to see some of that built into the margins. And as we said in our guidance, we expect the gross profit margin to increase this next year.

<Q - Harry Curtis>: Okay. And then the last question I had, Scott, had to do with D&A. In the quarter it was up sequentially about a million. Given the burn-off of some of the legacy participation games, would you expect - or the question is - where would you expect that quarterly D&A number to go in the next quarter or two?

<A - Scott Schweinfurth>: Well I think that for the most part the legacy I'll say burn-off is for the most part behind us at this point. We did have a high of $26.3 million investment in the quarter in the participation business primarily driven by the rapid rollout of the POWERBALL games, and that obviously has an impact on increasing depreciation and amortization expense for the quarter. And it's likely to run at these levels or maybe a little above for the quarters in '07.

<Q - Harry Curtis>: And just remind me how quickly you're depreciating POWERBALL?

<A - Scott Schweinfurth>: The top box is over 1 year, and the base gaming device over 3 years.

<Q - Harry Curtis>: Okay. Very good. Thank you.

Operator: Our next question comes from the line of David Vas at Banc of America Securities. Please proceed with your question.

<Q - David Vas>: Yes. Thanks. Actually I have a whole handful of questions. I guess I'll just try and pick a couple. Can you talk about what you saw in the quarter that caused you to come up a little shy of your game-ops units?

<A - Brian Gamache>: Well, we've said all along, David, the guidance we gave is we'd be around 8,000 units total at the end of the year, and we were pretty close to that. So we're within spitting distance of making our number there.

<A - Scott Schweinfurth>: I thought we'd said between 7,100 and 7,200, so we were 15 units short.

<A - Brian Gamache>: But again, if you look at the whole thing, I think the guidance at the beginning there was 8,000 total with our daily fee games. And again, we're pretty proud of the progress we made there. We had a 20% increase for the year. I'm not sure many of our competitors can say that.

<Q - David Vas>: Okay. Sequentially, the margins on the game ops business seemed to take a slip there. Can you talk about …

<A - Brian Gamache>: That's the mix of business, David. As you know, the margins on - because of the jackpot expense are lower on the wide area progressive business, and that's a good thing because the gross profit dollars are so much more. So as we continue to put more WAPs up there, that margin will continue to decrease sequentially.

<Q - David Vas>: Okay.

<A - Brian Gamache>: Which is a good thing.

<Q - David Vas>: Right. It looks like CapEx kind of goosed up in the quarter. It sounds like you're - if I heard you right, you're talking about that same level of sort of mid $20s participation game CapEx for the 4 quarters of 2007. Is that …

<A - Brian Gamache>: I was afraid somebody was going to miss - I think Scott was talking about the depreciation …

<A - Scott Schweinfurth>: I was talking about D&A.

<A - Brian Gamache>: Right. The number for - when you look at the Q3 March quarter over Q4, we added about 600 net games to our footprint.

<Q - David Vas>: Okay.

<A - Brian Gamache>: That's about what the guidance - the increase we gave you for next year. Okay, so there’s going to be - the run-rate for fiscal '07 will definitely curtail from the '05 and '06 levels. So you would - that being said, we believe that's the best use of our capital, is to reinvest in a business that throws off margins in the 70% plus range. So we're very confident that this is a great way to build shareholder value, and we didn't expect the velocity of that in Q4, but it was a nice surprise, given the strong demand we had for POWERBALL.

<Q - David Vas>: Okay. I mean, do you have a ballpark estimate for total CapEx for next year?

<A - Brian Gamache>: No, the direction I gave you was that, again, we're looking at increasing our footprint a total of 600 units next year, and it's really going to be working on the mix. So we haven't given that guidance.

<Q - David Vas>: Okay.

<A - Brian Gamache>: But if you just looked at the Q3 over Q4, you would kind of get that run rate.

<Q - David Vas>: Okay. Last thing I guess. Would you say, Brian, that at this point you are strategically complete for the near-term? Or should we be thinking that some of that free cash is going to go towards acquisitions of some size?

<A - Brian Gamache>: Yes, we continue to look at opportunities like the Orion transaction, and we will continue to look for ways to de-lever our reliance on the North American markets. Right now, we have been really reliant on the North American marketplace, and when you have challenging times like we have today, unlike our competitors, we don't have as many levers to push, and we want to change that. So you'll see us make more strategic acquisitions over time, and we believe that, again, with the strong free-cash-flow that we're forecasting, there will be lots of opportunities presented to us.

<Q - David Vas>: Okay, good enough. Thanks.

Operator: [Operator Instructions] Our next question comes from the line of Camilia Valkova at Boston America Asset Management. Please proceed with your question.

<Q - Kent Green>: Yes, it's Kent Green. The question pertains to pricing across the total product line. What kind of pricing power do you have? And then maybe even talk about depressives when you have a good game like POWERBALL. What are the terms particularly with these large people that you're trying to sell into, like, that have a lot of casinos, like Harrah's, etc?

<A - Brian Gamache>: Well, on the base games, Ken, the pricing is determined based on what you are able to charge for your product and we are proud to say that we have, we believe a $2,000 premium over our competitors currently based on the latest information that was publicly disclosed.

As far as our participation business goes and particularly the WAPs, the WAP is a set pricing model based on the mathematical formulas that are derived on pay-outs and so forth, so there is not a whole lot of flexibility there and our participation standalone business is pretty much a lease business, so there is not a lot of flexibility in our pricing model there.

<A - Scott Schweinfurth>: We have the - for volume there are discounts, so certainly someone that is purchasing a greater number of units for us will get a greater volume discount than someone purchasing fewer number of units.

<A - Brian Gamache>: Of course.

<A - Orrin Edidin>: But that is all built into the average selling price.

<A - Brian Gamache>: Average selling price, right.

<Q - Kent Green>: Right. Harrah's has been notorious for not putting in as many progressive games, particularly in jurisdictions where they have the only casino there since they say they are driving their people to the floor with Total Rewards program. Are you seeing any difficulty or market share changes between Harrah's and say other casinos companies, smaller ones?

<A - Brian Gamache>: Well, we were proud that Harrah's sponsored our launch of POWERBALL and we had a 30-day exclusivity with Harrah's, so from that perspective, they have been a great partner to launch our products with, but in general, the participation business is always a challenge. As long as we continue to give product that out-earns the house average by two to three times, this is a very lucrative business for both the operators and the manufacturers, so we believe that the strength of our licenses that we have and the unique game-play features like you saw in POWERBALL will allow us to have a robust business for quite a period of time.

<Q - Kent Green>: Are you seeing placements in jurisdictions that have the POWERBALL lottery...

<A - Brian Gamache>: Yes...

<Q - Kent Green>: Stepping up more than other jurisdictions?

<A - Brian Gamache>: No. It's actually pretty spread out throughout all the jurisdictions.

<Q - Kent Green>: Thank you.

Operator: Our next question comes from the line of Aimee Marcel at Jefferies & Company. Please proceed with your question.

<Q - Aimee Marcel>: Thank you. I had a couple of questions on Orion. You said it was going to be neutral to slightly accretive. Is that each quarter? Or the full year?

<A - Brian Gamache>: It is pretty evenly spread out, Aimee, throughout the year.

<Q - Aimee Marcel>: Okay. So it should be neutral to slightly accretive each quarter?

<A - Brian Gamache>: That would be correct.

<Q - Aimee Marcel>: Okay. Now what kind of D&A should we see from Orion?

<A - Scott Schweinfurth>: It's a small number, because they don't have any participation games and as you know, most of our D&A comes from the part - depreciation of those participation games.

<Q - Aimee Marcel>: Okay. Can we get any kind of update on California or Pennsylvania? I know both of those have been made a little bit more official. Is there anything that you guys are hearing?

<A - Brian Gamache>: Again, we are delighted that California apparently is moving in the direction that we thought it was going to move quite some time ago. We have got terrific relationships with the tribes out there and we would look to that to be an accretive opportunity we haven't baked into our guidance today.

As far as Pennsylvania, we are looking at probably a calendar, early calendar '07 event for that and again, we believe that given the nature of what that market will be, we - will play very favorable to our products.

<Q - Aimee Marcel>: And California is actually a place where you guys have better market share right?

<A - Brian Gamache>: Correct.

<Q - Aimee Marcel>: Okay. Now as for Macau, I know it's a pretty small market for you guys, but I saw that you had a pretty good market share at Wynn Macau. Are you seeing that at just the American operators? Or are you starting to gain share at some of the other guys?

<A - Brian Gamache>: We just had some great success on the first Chinese themed games that we put in there and I am getting great reports from our distributor over there on the performance, so we have a number of themes that we have developed in our city studio and that's a market we're going to continue to exploit and we believe that the Asian market is going to continue to grow and prosper and we want to be part of that growth. So yes, we are investing in that market and you will see us continue to pay close attention to the Asian marketplace.

<Q - Aimee Marcel>: Okay. Did you give a breakout of the number of premium price units total for the quarter?

<A - Scott Schweinfurth>: No. Other than -- the Hot Hot Super Jackpot games, which we said we sold 700 of, were a premium price product. But we also had other premium price products that we pulled out there too.

<Q - Aimee Marcel>: Okay, so you're not going to give a number for that?

<A - Scott Schweinfurth>: No, we don't provide that level of specificity.

<Q - Aimee Marcel>: Okay, are you seeing any specific quarters next year where the Gulf Coast is going to be pretty strong?

<A - Scott Schweinfurth>: Yes, I think certainly, with a couple of casinos opening this quarter, I think we'll see a little bit greater percentage this quarter and I think probably in the March quarter will be a little bit stronger than - you know - again, if things continue as people are currently talking about.

<A - Brian Gamache>: To add onto that comment Scott and Aimee. This year, just to remind everybody, G2E is moving to November. We've always had a, Q1 has been our most seasonal quarter throughout the fiscal year and we're yet to see the effects of G2E moving from September to November. But we believe that people will probably delay their purchases in late summer or early fall till they get to the G2E show in October. So that's something that we're doing a series of customer events over the next 6 weeks to hopefully stimulate some presales activities and hopefully that's going to work in our favor.

<Q - Aimee Marcel>: Okay. Very good point. Last question is about Mexico. How are you guys seeing those revenues come in?

<A - Brian Gamache>: In our MGAM announcement we made earlier in the quarter; it was really a two-pronged announcement. The fact that we expanded our relationship to include a distributor relationship in Oklahoma to certain tribes and then we'll sell to others and in Mexico, we expanded our OEM agreement with MGAM and given their relationship with Televisa, we believe that its going to bode very well for each of us going forward. So were very excited about working closely with MGAM to exploit the Mexican marketplace.

<Q - Aimee Marcel>: Okay. Thanks.

Operator: There are no further questions at this time. Mr. Gamache, I'll turn the conference back over to you.

Brian Gamache - WMS Industries, Inc. - President and CEO

Thank you for joining us today and we look forward to updating you on our progress in late October on our fiscal First Quarter 2007 Conference Call. Have a great day.

Operator: Ladies and gentlemen that does conclude the conference call for today. Once again we thank you very much for your participation and ask that you please disconnect your lines. Thank you and have a good day.

Operator

That does conclude the conference call for today.

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